CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;

•	Compliance with all applicable Federal Securities Laws;

•	Reporting and review of personal Securities transactions and holdings;

•	Reporting of violations of the code; and

•	The provision of the code to all supervised persons.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, X-Square and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO or in his absence the EVP.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting X-Square’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, X-Square must act in its Clients’ best interests. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Reporting Violations

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO. Any problems identified during the review will be addressed in ways that reflect X-Square’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company. Retaliation against any Employee who reports a violation of the Code in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code, or impose any sanction against himself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

X-Square will distribute this Manual, which contains the Company’s Code, to each Employee (1) upon the commencement of employment, (2) annually by February 14th, (3) upon any change to the Code, and (4) upon any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with X- Square’s policies and procedures described in this Manual, including this Code. Each Employee should complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO (1) upon the commencement of employment, (2) annually by February 14th, (3) upon any change to the Code, and (4) upon any material change to another portion of the Manual. The CCO will track Employees’ acknowledgement forms.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including X-Square, Employees, and current or prospective Clients and Investors. X-Square’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve X-Square and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of X-Square and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and/or Investors. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for X-Square to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO should document the Company’s assessment of, and response to, such conflicts.

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety.

Employees are prohibited from trading securities that are blacklisted for a period of seven calendar days. Blacklisted securities are those securities that are traded on behalf of a Client. These securities are blacklisted beginning on trade date. However, Employees can trade on blacklisted securities only if trades are executed simultaneously with Clients.

Accounts Covered by the Policies and Procedures

X-Square’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household.1

Reportable Securities and Pre-clearance Procedures

X-Square requires Employees to provide periodic reports regarding transactions and holdings in all Securities.

Employees must have written clearance for all Securities transactions, including IPOs and Private Placements before completing the transactions. X-Square may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his trading is completed before the clearance’s expiration, which is the next business day unless a longer expiration is requested.

Employees must use attached Trade Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CCO. The CCO will track pre-clearance requests and keep copies of all of the forms.

Restricted List

X-Square’s CCO will maintain a Restricted List of Securities about which X-Square might have received Material Non-Public Information or might be associated with a conflict of interest. In addition, the CCO will maintain a Restricted List of Securities that X-Square has traded, whether purchased or sold, for any of X-Square’s Clients, including the Funds, for a seven-day period. This blackout period will begin on trade date (i.e. the day the transactions are executed for any of X-square’s Clients, including the Funds). The CCO will not pre-clear any personal transactions in Securities that are associated with any issuers on the Restricted List.

The CCO will update the Restricted List as needed and keep a copy of the Restricted List, which should contain the reason that each security is placed on the list as well as the date that it was placed on the list. The CCO will also keep a record of each security that is removed from the list, including the reason that it was removed from the list as well as the date that it was removed from the list.

Reporting

X-Square must collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

[1]	Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

Quarterly Transaction Reports

Each quarter, Employees must report all Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities. Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

To fulfill quarterly reporting obligations, Employees may (1) utilize the attached Quarterly Reporting Forms, (2) provide duplicate account statements, signing and dating each such statement before submitting it to the CCO, or (3) instruct the institution hosting their accounts to send the CCO duplicate account statements. The CCO must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If an Employee did not have any transactions or account openings to report, this should be indicated in the attached Quarterly Reporting Forms within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO within 10 days of an individual first becoming an Employee and on or before February 14th of each year. Initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee. Annual reports must be current as of December 31st. Initial and annual holdings reports should be submitted (1) using the attached Periodic Holdings Reporting Forms or (2) using copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. Employees should sign and date each such statement before submitting it to the CCO. Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If an Employee does not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form within 10 days of becoming an Employee and by February 14th of each year.

Personal Trading and Holdings Reviews

X-Square’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will closely monitor Employees’ investment patterns to detect potentially abusive behavior. Upon review, the CCO will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The EVP will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

X-Square will describe its Code in Part 2A of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code. All requests for X-Square’s Code should be directed to the CCO.

X-Square will deliver Part 2 of Form ADV to separately managed accounts initially and annually. X-Square does not ancipate providing Part 2 to Investors initially. X-Square anticipates that the Fund’s Administrator will deliver Part 2 of Form ADV to Investors annually.